Exhibit 10.1

Roll of Deeds No. 727/2006 K
Copy
of the notarial deed of the Civil Law Notary in Hamburg, Germany,
Dr. Matthias Kleiser

Roll of Deeds No. 727/ 2006 K
N  e  g  o  t  i  a  t  e  d
in this Free and Hanseatic City of Hamburg
on this day
7h day of June 2006
Before me, the undersigned Civil Law Notary in Hamburg
Dr. Matthias Kleiser
with offices at Neuer Wall 55, 20354 Hamburg,

appeared before me at my offices:
1.	Ms. Paula Kathryn PKay Maracin-Krieg date of birth 19 August 1960 Address: Lausitzer Weg 12, 23617 Stockelsdorf who identified herself by means of her U.S. passport

2.	Ms. Stephanie Jörs date of birth: 9 September 1971 Address: Tremskamp 5, 23611 Bad Schwartau who identified herself by means of her German identity card according to her declarations not acting in her own name but in the name and on behalf of
Mr. Karl Krieg
date of birth 10 March 1955
Address: Lausitzer Weg 12, 23617 Stockelsdorf
upon power of attorney dated 10 May 2006 which was presented upon notarization in the original and is attached to this deed in certified copy,
3.	Mr. Kristian J. Heiser date of birth 28 June 1970 Address: Wexstrasse 16, 20355 Hamburg who identified himself by means of her German identity card according to his declarations not acting in his own name but in the name and on behalf of
Hollywood Media Corp.
a Florida corporation, whose registered office is at 2255 Glades Rd., Suite 221A, Boca Raton, FL 33431, USA, upon power of attorney dated 8th of May 2006 which was presented upon notarization in the original and is attached to this deed in certified copy.
The persons appearing requested the notarization of the following:

SALE AND PURCHASE
AGREEMENT
regarding the purchase of all shares in
Screenline Film- und Medieninformations GmbH
by
Hollywood Media Corp.

SALE AND PURCHASE AGREEMENT
by and between
1.	Paula Kathryn PKay Maracin-Krieg, Lausitzer Weg 12, 23617 Stockelsdorf, Germany,
– herein “PKay Krieg” –
2.	Hollywood Media Corp., a Florida corporation, whose registered office is at 2255 Glades Rd., Suite 221A, Boca Raton, FL 33431, USA,
– herein “Hollywood Media” –
and
3.	Karl Krieg, Lausitzer Weg 12, 23617 Stockelsdorf, Germany,
– PKay Krieg, Karl Krieg and Hollywood Media herein
referred to collectively as the “Parties” and individually as a “Party” –

TABLE OF CONTENTS

A.	CURRENT STATUS AND TARGET STRUCTURE
	1.	Current Structure
	2.	Signing Date and Effective Date
B.	TRANSACTIONS
	3.	Share Sale and Transfer
	4.	Consideration
C.	REPRESENTATIONS AND WARRANTIES, REMEDIES AND INDEMNITIES
	5.	Representations and Warranties
	6.	Remedies
	7.	Indemnity
	8.	Expiration of Claims/ Limitation of Claims
D.	SELLER’S COVENANTS
	9.	No Deviation from the Ordinary Course of Business
	10.	Liabilities vis-à-vis Screenline
	11.	Transition of Business
	12.	Damages
E.	NON-COMPETITION, DIRECTOR SERVICE AGREEMENT
	13.	Non-Competition Clause
	14.	Cooperation, Director Service Agreement
F.	ANNOUNCEMENTS, NOTICES, GOVERNING LAW
	15.	Restriction of Announcements
	16.	Notices
	17.	Governing Law/Jurisdiction
G.	MISCELLANEOUS
	18.	Costs
	19.	Schedules
	20.	Entire Agreement
	21.	Assignment
	22.	Interests
	23.	Business days
	24.	Third Party Rights
	25.	Headings
	26.	Severability

PREAMBLE
(A)	WHEREAS, PKay Krieg is the sole shareholder in Screenline Film- und Medieninformations GmbH, Lausitzer Weg 12, 23617 Stockelsdorf, Germany (herein “Screenline”).

(B)	WHEREAS, Screenline is engaged with obtaining, conditioning and translating professional information, data and software for all media, in particular the film industry (the “Screenline Business”).

(C)	WHEREAS, Hollywood Media is a leading provider of news, information and ticketing covering the entertainment and media industry. Shares of Hollywood Media’s common stock are listed on the NASDAQ National Market under the trading symbol “HOLL.”

(D)	WHEREAS, Hollywood Media intends to acquire (herein the “Agreement”) all shares in Screenline by Hollywood Media against (i) a fixed consideration consisting of a cash payment and a payment in Hollywood Media shares and (ii) an earn out payment depending on certain future target revenues of Screenline.

(E)	WHEREAS, PKay Krieg, as the Company’s sole shareholder, resolved by notarial deed as of 6 December 2001 as follows:
(i)	“The existing two shares in the Company with the par values of DM 37,500.00 and DM 12,500.00 are herewith merged into one share with the par value of DM 50,000.00.

(ii)	The registered capital of the Company in the amount of DM 50,000.00 is converted in EUR 25,264.59 according to the determined conversion rate of EUR 1.00 : 1.95583. The sole share in the Company is similarly converted and amounts to (rounded) EUR 25,264.59.

(iii)	The registered capital of the Company is increased from EUR 25,564.59 by EUR 435.41 to EUR 26,000.00.

(iv)	PKay Krieg as the sole shareholder subscribes to the increased registered capital by EUR 435.41 and commits herself to immediately pay this amount by cash-contribution to the company.”
(F)	WHEREAS, the increased share capital in the amount of EUR 26,000.00 was registered with the commercial register of Screenline at the local court (Amtsgericht) of Bad Schwartau, Germany, dated as of 15 January 2002.

NOW, THEREFORE, the Parties agree as follows:
A.	CURRENT STATUS AND TARGET STRUCTURE
1.	Current Structure

1.1	Screenline is a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) organized under the laws of Germany, registered with the commercial register (Handelsregister) maintained at the local court (Amtsgericht) of Lübeck, Germany, under registration number HRB 1397 BS and having its corporate domicile (Sitz) in Stockelsdorf, Germany. Screenline does not hold any real estate (Grundeigentum) and does neither have any subsidiaries nor holds any participation in other companies, businesses or entities.

1.2	The registered capital (Stammkapital) of Screenline amounts to EUR 26,000.00 (twenty-six thousand Euros) and is divided into one fully paid-up share with a par value of EUR 26,000.00 (“Screenline Share”), which is held by PKay Krieg as the sole shareholder of the Company.

1.3	Hollywood Media is a public stock corporation under the laws of the State of Florida and having its registered and corporate office at 2255 Glades Rd., Suite 221A, Boca Raton, FL 33431, USA. The authorized capital stock of Hollywood Media consists of (i) 100,000,000 shares of common stock, par value USD 0.01 per share (“Hollywood Media Shares” and each a “Hollywood Media Share”), of which 32,938,997 were issued and outstanding as of May 1, 2006, and (ii) 1,000,000 shares of preferred stock, par value USD 0.01 per share, of which no shares were issued and outstanding as of May 1, 2006. The Hollywood Media Shares are listed on the NASDAQ National Market under the trading symbol “HOLL.”

2.	Signing Date and Effective Date

2.1	“Signing Date” (Unterzeichnungsstichtag) shall be the day on which this Agreement has been duly executed before a notary public.

2.2	“Effective Date” (Wirksamkeitsstichtag) shall be the day on which the transfer of the Screenline Shares pursuant to Section 3.1 respectively the transfer of the two shares pursuant to Section 3.2 becomes effective.

B.	TRANSACTIONS
3.	Share Sale and Transfer

3.1	PKay Krieg hereby sells and transfers the Screenline Share as described in Section 1.2 to Hollywood Media. Hollywood Media hereby purchases the Screenline Share and accepts such transfer of the Screenline Share.

3.2	By way of precaution and to provide for the event that the described merger of the two original shares in Screenline into one new share as described in lit. (E) of the Preamble has failed, PKay Krieg hereby sells and transfers (i) a share in Screenline with the par value of DM 12,500.00 (EUR 6,391.15) and (ii) a share in Screenline with the par value of DM 37,500.00 (EUR 19,174.45) to Hollywood Media; Hollywood Media purchases and accepts such transfer of the two forenamed shares.

3.3	The sale and purchase of the Screenline Share pursuant to Section 3.1 and the precautionary transfer of the two shares pursuant to Section 3.2 shall have economic effect (wirtschaftliche Wirkung) as per 1 January 2006, 00.00 hours, and includes any and all claims and other rights pertaining to the Screenline Share/shares, including, without limitation, the right to receive dividends which have not yet been distributed prior to the Signing Date.

3.4	The foresaid transfers pursuant to Section 3.1 and Section 3.2, respectively, are subject to the condition precedent (aufschiebende bedingt) of payment of the Fixed Consideration pursuant to the following Section 4.2.

3.5	Karl Krieg, as husband of PKay Krieg, hereby approves the transfer of the Screenline Share pursuant to Section 3.1 and to the precautionary transfer of the two shares pursuant to Section 3.2 according to Section 1365 German Civil Code (BGB).

3.6	By way of precaution, PKay Krieg and Karl Krieg hereby assign all possible claims and rights that they are each entitled to against Screenline to Hollywood Media with exception of all claims and rights resulting from PKay Krieg’s employment as director of Screenline that will accrue after the Signing Date. Hollywood Media accepts such assignment.

3.7	Hollywood Media, Screenline and their successors and assignees shall be entitled, but in no way obligated, to operate under the present name of Screenline or variations hereof and to make use of the trademark “Screenline” . PKay Krieg shall be prohibited from using such names, variations thereof or other denominations that could be mistaken for such names in any way as from Signing Date.

PKay Krieg hereby irrevocably agrees to transfer all rights that she holds related to the trademark (eingetragene Marke) “Screenline” as attached hereto as Schedule 3.7, in particular but not limited to all trademarks, to Screenline. PKay Krieg agrees to make all declarations and statements and to take all acts necessary in order to effectuate the transfer and registration of such rights in favor of Screenline.

4.	Consideration

4.1	As a consideration for the share transfer pursuant to Section 3 above Hollywood Media shall render to PKay Krieg (i) fixed consideration pursuant to Section 4.2 (“Fixed Consideration”) and (ii) an earn out consideration pursuant to Section 4.3 (“Earn Out Consideration”).

4.2	The Fixed Consideration consists of (i) a cash payment in the amount USD 500,000.00 (“Cash Payment”) and (ii) the transfer of such number of unregistered shares of common stock of Hollywood Media (“Consideration Shares”) equal to the quotient of (a) USD 100,000.00 divided by (b) the Fair Market Value (as defined below) of the Hollywood Media Shares (“Share Payment”). For the purposes hereof, “Fair Market Value” means the average closing sales price of the Hollywood Media Shares on the ten trading days prior to the Effective Date on The Nasdaq Stock Market, Inc., or such other U.S. national securities exchange, as reported by The Nasdaq Stock Market, Inc. or, if not so reported by The Nasdaq Stock Market, Inc., the average of the high bid and low asked quotations for one share of such stock as reported by the National Quotations Bureau Incorporated or similar organization for the ten trading days prior to the Effective Date; provided, that if none of the calculation methods set forth above are applicable, then Fair Market Value shall be determined in good faith by the Board of Directors of Hollywood Media. The Consideration Shares shall be available for sale, through one or more market makers or other registered broker/dealer designated by Hollywood Media, in accordance with Rule 144 promulgated under the Securities Act of 1933, as amended, at any time following the one (1) year anniversary date of the Effective Date.
4.2.1	The Cash Payment is payable by Hollywood Media within 5 Business Days after signing of this contract by transfer to the following bank account of PKay Krieg: Deutsche Bank AG, Branch: Lübeck, Account No.: 4607321 00, Bank Code: 230 707 00, IBAN: DE22 2307 0700 0460 7321 00, BIC (SWIFT-CODE): DEUTDEDB237.

4.2.2	The Share Payment is payable by Hollywood Media within 14 days after signing of this contract by transfer of the Consideration Shares to the following bank depot of PKay Krieg: Deutsche Bank AG, Branch: Lübeck, Account No.: 4607321 00, Bank Code: 230 707 00,

IBAN: DE22 2307 0700 0460 7321 00, BIC (SWIFT-CODE): DEUTDEDB237.
Bank fees, taxes and duties, if any relating to the transfer of the Cash Payment and the Share Payment, shall be borne by PKay Krieg and Hollywood Media in equal amounts.

4.3	The Earn Out Consideration varies between USD 0.00 and USD 400,000.00 depending on the Gross Revenue, as defined in Section 4.4, as follows:

Gross Revenue:	Earn Out Consideration:
USD 0.00 – USD 799,999.99	USD 0.00
USD 800,000.00 – USD 899,999.99	USD 200,000.00
USD 900,000.00 – USD 999,999.99	USD 300,000.00
USD 1,000,000.00 or more	USD 400,000.00
The Earn Out Considerations as named in the foregoing table apply alternatively not cumulative. Whether and in what amount an Earn Out Consideration is payable will be determined by Hollywood Media within three months after the end of the financial year 2008. If (and only if) an Earn Out Consideration is payable to PKay Krieg such Earn Out Consideration is due for payment at the latest on 30 June 2009 by transfer to a bank account to be named by PKay Krieg. Bank fees, taxes and duties, if any relating to the transfer of the Earn Out Consideration, shall be borne by PKay Krieg. If the Gross Revenue amounts to less than USD 800,000.00 the Earn Out Consideration will cease and not become due and payable and Hollywood Media will not have any obligations vis-à-vis PKay Krieg in this respect.

4.4	“Gross Revenue” is defined as the gross revenue made in the financial year 2008 with sales of Screenline Data to customers of Screenline and customers of Hollywood Media. “Screenline Data” is defined as international box office data and film credits collected by or on behalf of Screenline. PKay Krieg will be provided by Hollywood Media with a yearly overview showing the gross revenue for sales of Screenline Data in the financial years 2006, 2007 and 2008. The yearly overview will be certified by the principal financial officer of Hollywood Media and provided within the first three months after the end of the relevant financial year. PKay Krieg acknowledges and agrees that the Gross Revenue shall be determined in good faith by the principal accounting officer of Hollywood Media (which person currently is Hollywood Media’s Chief Accounting Officer), based upon (i) generally accepted accounting principles in the United States (“GAAP”), (ii) Screenline’s financial statements prepared in accordance with GAAP consistent with past practice to the extent permissible and practicable (including as prepared in connection with the preparation and audit of Hollywood Media’s audited consolidated financial statements (“Hollywood Media Financial Statements”)) and (3) the Hollywood Media Financial Statements.

C.	REPRESENTATIONS AND WARRANTIES, REMEDIES AND INDEMNITIES
5.	Representations and Warranties

PKay Krieg hereby represents and warrants by way of an independent guarantee (selbständiges Garäntieversprechen) pursuant to Section 311 (1) German Civil Code (BGB) that the statements set forth hereinafter are complete, correct and not misleading as of the Signing Date and Effective Date (herein collectively “Guarantees” and each a “Guarantee”), it being understood that such statements shall not constitute a quality guaranty concerning the object of the purchase within the meaning of Section 444 German Civil Code (Garantie für die Beschaffenheit der Sache):

5.1	Existence of Company; Screenline Share. Screenline is duly incorporated and validly existing under the laws of Germany. All statements set out in Section 1.1 and 1.2 above, including, without limitation, with respect to Screenline’s registered share capital and division of the share capital are complete, correct and not misleading. As of the Signing Date and the Effective Date, the Screenline Share exists and is paid-up in the amount set forth in Section 1.2. Neither the Screenline Share nor any other share in Screenline has been repaid (directly or indirectly, openly or concealed) or is assessable (unterliegt einer Nachschuss-oder Nebenleistungspflicht). The Screenline Share or any other share in Screenline is free and clear of any third party rights and has not been pledged, assigned, charged or otherwise encumbered or used as a security. There are no options, pre-emptive rights, shareholder agreements, trust agreements, sub-participations or other agreements with respect to the Screenline Share or any other share in Screenline. Upon transfer of either the Screenline Share pursuant to Section 3.1 or the two shares pursuant to Section 3.2, Hollywood Media acquires full and unrestricted title to the Screenline Share or the two shares named in Section 3.2, as applicable, free and clear of any rights of third parties.

5.2	Articles of Association; Commercial Register. The articles of association of Screenline are valid, in full force and effective in the form attached hereto as Schedule 5.2(i) and no resolution for the amendment for the articles of association of Screenline has been adopted and no filings with official registers for change or amendment of the articles of association of Screenline are pending. Any facts and other documents required by applicable law to be filed with the competent commercial register or other comparable authorities have been completely, duly and timely filed. The copy of the excerpt of the commercial register attached hereto as Schedule 5.2(ii) is complete, correct and not misleading and reflects the present recordings in the competent commercial register. All applicable provisions under applicable law and articles of association regarding the increase of the share capital of Screenline have been duly observed.

5.3	Free Disposal of Shares. PKay Krieg is entitled to freely dispose of any shares in Screenline without any limitations or restrictions.

5.4	Corporate Agreements. Screenline has not entered into any silent partnership agreements (Stille Beteiligungen), domination and profit and loss pooling agreements or any other agreements within the meaning of Section 291 et seq. of the German Stock Corporation Act or similar agreements such as management agreements (Betriebsführungsverträge). Screenline has not entered into any cash pooling agreements or similar agreements.

5.5	Participations. Screenline does not hold — neither directly, indirectly nor in trust — any shares, interests or equity (including, without limitation, silent partnerships and sub-participations) in, or has entered into any agreement to hold any shares, interests or equity in or to establish any other entity. Screenline is not party to any joint venture, consortium, partnership or other syndicate.

5.6	Insolvency, Bankruptcy or Judicial Composition Proceedings. No bankruptcy, insolvency, judicial composition or comparable proceedings have been initiated or applied for under any applicable law against PKay Krieg or Screenline, nor have any legal proceedings or other enforcement measures been initiated or applied for with respect to any property or other assets of PKay Krieg or Screenline. There exist no circumstances that would justify the opening of such proceedings or the avoidance, challenge or rescission of this Agreement in the future; in particular, neither PKay Krieg nor Screenline is over-indebted (überschuldet) or illiquid (zahlungsunfähig), nor is illiquidity impending. Neither PKay Krieg nor Screenline has ceased or suspended payments (Zahlungen eingestellt), and no debt settlement arrangement with respect to Screenline, or other compromise or arrangement between Screenline and any of its creditors, has been proposed or approved.

5.7	Third Party Rights and Regulations. The execution and consummation of this Agreement, including the transactions contemplated hereunder, by PKay Krieg does and will neither result in a violation of third party rights nor of any duties or obligations arising from or in connection with any (i) statutes, regulations, ordinances, international treaties, administrative regulations, orders, judgments, decrees, licenses, permits, rulings, decisions, awards or other legal norms of any supranational, international, national, regional or local authority, institution, court, tribunal or any other public body or arbitration tribunal, or any common or customary law (all items under (i) above are hereinafter collectively referred to as the “Regulations”), (ii) contracts, other agreements or offers to enter into contracts or other agreements (assuming that such offers have already been accepted) (all items under (ii) above are hereinafter collectively referred to as the “Transactions”).

5.8	Enforceability. This Agreement constitutes the legal, valid and binding obligation of PKay Krieg, enforceable under German law against PKay Krieg in accordance with its terms and conditions. PKay Krieg is not required to give any notice to any third party (including, without limitation, authorities or other public bodies) or to obtain any third party’s consent or authorization in connection with the execution and consummation of this Agreement by PKay Krieg under applicable private or public law. The execution and consummation of this Agreement do not constitute any rights of cancellation or reclaim or other rights of any counterparty of Screenline or other third parties. Any actions required on part of PKay Krieg in order to validly authorize and perform the execution and consummation of this Agreement have been taken. In particular, all necessary consents and approvals by corporate bodies and shareholders have been validly granted and validly exist.

5.9	Notice Requirements. Any mandatory notice requirements with respect to the shares in Screenline, in particular under Section 16 of the German Limited Liability Company Act have been, at any time, duly and timely fulfilled.

5.10	Financial Statements. The copies of the reports on the final accounts as of 2002, 2003, 2004 and 2005 (“Financial Statements” and each “Financial Statement [year]”) as attached hereto as Schedule 5.10(i) to (iv) are complete and true to original and correspond to the Financial statements of the relevant years as adopted by the shareholders. The Financial Statements have been prepared in accordance with any applicable provisions and in particular generally accepted accounting principles as consistently applied with past practice, maintaining the same accounting and valuation principles, methods and rules. All options to capitalize or to include items on the liabilities side have been consistently exercised. The Financial Statements present a true and fair view of the assets and liabilities (Vermögenslage), financial condition (Finanzlage) and results of operation (Ertragslage) of Screenline as for the times and for the periods referenced therein. The balance sheets within the Financial Statements are complete and correct with respect to the items to be shown on the assets and liabilities side, including, without limitation, as to their specific amount. However, assets and other items have only been capitalized if and to the extent that such capitalization is required by applicable law. All depreciations and value adjustments (Abschreibungen und Wertberichtigungen) and all accruals (Rückstellungen) permitted under applicable law have been made in the maximum amount permitted. The results of ordinary business operations of Screenline (Sections 298 in conjunction with 275 para. 2 no. 14 and, respectively, para. 3 no. 13 of the German Commercial Code) were not affected by any exceptional, recurrent incidents. The report on the situation within the Financial Statements present an overall correct view of the situation of Screenline. The risks of the future development are reflected accurately.

5.11	Liabilities. Screenline does not have, as of the Signing Date and the Effective Date, any liabilities, including, without limitation, uncertain and contingent liabilities, whether known or unknown, other than those accounted or accrued for in their full amount in the list attached hereto as Schedule 5.11. Screenline does not have any liabilities, including, without limitation, uncertain and contingent liabilities and irrespective of whether known or unknown, from swaps, options or other derivatives.

5.12	Intellectual Property, Information Technology. Schedule 5.12 completely and correctly lists Intellectual Property Rights (i) to which Screenline holds free and unencumbered title (or the right, as the case may be), or, to the extent the title (or the right, as the case may be) to certain Intellectual Property Rights is not transferable due to legal reasons, (ii) to which unrestricted (as to time, area and matter) and exclusive rights to use have been granted to Screenline, and the dates on which those Intellectual Property Rights whose period of protection is limited by statutory law expire. For the purposes of this Agreement, “Intellectual Property Rights” shall mean any and all intellectual property rights and similar rights, regardless of whether registered in a public register or whether registrable, as well as — where appropriate — any applications with respect to such rights, including, without limitation, patents, trademarks, utility models, design patents, semiconductor protective rights (Halbleiterschutzrechte), plant varieties protective rights (Sortenschutzrechte), domain names, proprietary business descriptions (geschäftliche Bezeichnungen), geographical indications of origin (geographische Herkunftsangaben) and copyrights. In particular, Screenline holds free an unencumbered title to all information and data collected and stored by Screenline on films and movies which are, have been or shall be used for the Screenline Business.

5.13	Licenses. Screenline has not granted licenses or any other rights of use to third parties with respect to any of the Intellectual Property Rights, and Screenline is under no obligation to grant such rights of use. Schedule 5.13 contains a complete and correct list of all licenses and other rights of use for Intellectual Property Rights granted by third parties to Screenline, specifying any royalties, license fees or other compensation to be paid by Screenline for such license.

5.14	Trade Secrets. At any time, Screenline has effectively protected as trade secrets any Know-How relating to the Screenline Business against access by third parties. For the purposes of this Agreement, “Know-How” means all information and data not present in the public domain (held in whatever form, including, without limitation, information comprised in or derived from formulae, designs, specifications, drawings, component lists, manuals, instructions) relating to the business of an undertaking (including, without limitation, procurement, research and development, information technology, quality management, marketing, logistics, sales and distribution and customer relationship). No licenses or other rights of use for the Know-How have been granted to third parties.

5.15	Inventions, Developments and Work Products. Screenline has the unrestricted and exclusive rights to all inventions, developments and other work products made by their directors, employees, freelancers, service providers, contractors and other third parties (including the third parties’ respective managing directors and employees) arising from any activity for, or in the course of, the business of Screenline. In particular, Screenline has exercised all rights under the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz) or similar legislation and fulfilled any obligations under such legislation

5.16	Information Technology. Any computer hardware, software, networks and other information technology used by or required to carry on the business operations of Screenline (hereinafter referred to as the “Information Technology”) to the extent and in the manner as heretofore operated, is either owned by or validly leased or licensed to Screenline. The Information Technology has the necessary capacity to fulfill the requirements of the Screenline Business. There have been no interruptions, outages or data loss in the respective business of Screenline which have had a material adverse effect on the business, and there are no defects in the Information Technology which are likely to have such effect. Screenline has taken all measures customary for its business to prevent unauthorized access to the Information Technology and/or impairment of the Information Technology by computer viruses or similar programs. Screenline makes regularly and sufficiently backup files of the software, data and databases and prevents such software, data and databases from third parties’ access.

5.17	Real Property, Office Lease. Screenline does not own any real property (Grundstücke), including, without limitation, proprietary (Wohnungseigentum), and is not entitled to any rights similar to real property (grundstiicksgleiche Rechte). Screenline is authorized to use its office rooms under a legally valid and enforceable lease agreement as attached hereto as Schedule 5.17 (“Lease”). All obligations under the Lease have been fully, duly and timely performed and complied with, and the Lease has not been cancelled, otherwise terminated or materially amended or modified within the past twelve (12) months prior to the Signing Date. In particular, the consummation of the transactions contemplated herein will not give the counterparty to the Lease any right to terminate the Lease. Screenline will be able to continue the use of its office rooms at least for further three (3) years at terms not materially less favorable than those under the current Lease.

5.18	Other fixed Assets. All fixed assets (Anlagevermögen) reflected in the lists of assets attached hereto as Schedule 5.18 are legally and beneficially owned and lawfully possessed by Screenline. Such fixed assets are not charged or otherwise encumbered with third party rights. Schedule 5.18 completely and correctly lists all fixed assets legally and beneficially owned and lawfully possessed by Screenline (including assets of low value and fully-depreciated assets) as of Signing Date. These fixed assets described in Schedule 5.18 are in sound condition for the purposes of operating and carrying on the Screenline Business to the extent and in the manner as heretofore operated. With respect to such fixed assets, all routine maintenance has been timely performed, and no relating capital expenditure has been deferred.

5.19	Current Assets. All current assets (Umlaufvermögen) reflected in the Financial Statements or acquired since 1 January 2006 by Screenline are legally and beneficially owned and lawfully possessed by Screenline unless sold in the ordinary course of business. Such current assets are not charged or otherwise encumbered with third party rights.

5.20	Inventory. The inventory (within the meaning of Section 266 para. 2 lit. B I of the German Commercial Code) is in sound, serviceable, processable and marketable condition and sufficient for the purposes of operating and carrying on the Screenline Business to the extent and in the manner as heretofore operated.

5.21	Receivables. The receivables reflected in the Financial Statement 2005 will be fully collectible without any further collection procedure within ninety (90) days from the Signing Date with the exceptions of such receivables as listed in Schedule 5.21.

5.22	Customers and Supply of Screenline Data. Schedule 5.22 contains a complete, correct and not misleading list of all customers of Screenline, as of Signing Date. There are no circumstances making it reasonably likely that any of said customers will materially reduce the volume of its previous commercial activity with Screenline. Within the past three years prior to the Signing Date there has been no substantial change (apart from usual price changes) in the basis or terms on which any such customer has been prepared to enter into agreements with Screenline, and to PKay Krieg’s Best Knowledge no such change is expected. Within the past three years prior to the Signing Date the supply of Screenline Data has been constant and according to PKay Krieg’s Best Knowledge no such change is expected.

5.23	Bank Accounts. Schedule 5.23 contains a complete and correct list of all bank accounts of Screenline and its balances as of Signing Date.

5.24	Insurances. Schedules 5.24(i) und (ii) contain a complete, correct and not misleading list of all insurances taken out by, or for the benefit of, Screenline, its assets, business operations, directors or employees. Such insurances cover all risks required by law to be covered (Pflichtversicherungen) as well as, on a usual scale, all risks usually covered by companies engaged in similar business as, and of a comparable size to, Screenline. All insurance contracts are valid, subsisting and enforceable on part of Screenline, and there have not been any material amendments or modifications to such insurance contracts within the past twelve (12) months prior to the Signing Date. Both the respective policy holder and the insurer have timely, duly and completely fulfilled all obligations under the respective insurance policies.

5.25	Agreements. Schedule 5.25 contains a complete and — with respect to all details included therein — correct and not misleading list of all agreements (whether express or implied and whether entered into in writing or orally, in each case as amended) Screenline is party to and which have not yet been fully performed — including any secondary, accessory, contingent or future obligations — by both parties to such agreements. Each of the forenamed agreements is valid, legally binding and enforceable and entered into at arm’s length terms. As of the Signing Date, none of the agreements has been terminated or materially amended; in addition, Screenline has not given or received any notice of ordinary or extraordinary termination to or from any counterparty with respect to an agreement. Neither Screenline nor any counterparty to any of the agreements has been within the past three years prior to the Signing Date, or is currently, in breach of any obligation under any such agreement. In particular, without limitation, neither Screenline nor any counterparty is in default with any obligation under any such agreement.

5.26	Directors. The director service agreement (Geschäftsführeranstellungsvertrag) between PKay Krieg and Screenline was in force in the form as attached hereto as Schedule 5.26(i) until 31 May 2006 and no resolution for the amendment besides the resolution attached hereto as Schedule 5.26(ii) or any other amendment to this agreement has been made or agreed upon between PKay Krieg and Screenline. Besides a direct insurance (Direktversicherung) of which the insurance certificate is attached hereto as Schedule 5.26(iii) Screenline has not entered into any other agreements, arrangements or commitments in favor or for the benefit of its director.

5.27	Employees. Besides PKay Krieg, Screenline presently employs only two employees of whom the employment contracts are attached hereto as Schedule 5.27(i). The attached employment contracts are complete and correct, each in their current version. Screenline has not employed any other persons besides the forenamed two present employees and the employees as named in Schedule 5.27 (ii) and presently does not employ any other persons, neither as full or part-time employees, as free-lancers, as apprentices or in any other relationship with Screenline. Besides a company pension scheme (Betriebliche Altersversorgung) for the benefit of Franziska Backofen, attached hereto as Schedule 5.27(iii), Screenline has not entered into any other company pension or retirement schemes or other similar agreements commitments or arrangements in favor of or for the benefit of its employees, besides the direct insurance for the benefit of PKay Krieg. Screenline has in all material respects duly and timely fulfilled all payment and other obligations vis-à-vis their respective employees including its director PKay Krieg and any other former employee.
5.28	Powers of Attorney. No powers of attorney to sign or to represent Screenline have been issued to persons, companies or third parties, and are presently in force.

5.29	Taxes. All returns, statements, reports and forms of Screenline with respect to Taxes (within the meaning of Section 7.1) have been, or will be prior to or on the Signing Date, in accordance with all Regulations, duly (in particular completely and correctly) prepared and duly and timely filed. All information required to be supplied to any Tax Authority has been prior to or on the Signing Date, duly and timely supplied. All Taxes due and payable by Screenline on such returns or any other legal grounds prior to or on the Signing Date have been timely and fully paid. There are no tax-related investigations (suspending the expiration of the term for the tax assessment), audits, actions, proceedings, claims or assessments pending, proposed or threatened against or with respect to Screenline. Screenline has not received any tax ruling or entered into any written and legally binding agreement or is currently under negotiations to enter into any such agreement with any Tax Authority which would affect the tax situation of Screenline in any period ending after the Signing Date.

5.30	Public Grants. No public subsidies, allowances, aids and other public grants, in particular, without limitation, within the meaning of Article 87 of the EC Treaty (hereinafter collectively referred to as the “Public Grants”) have been granted to Screenline. Screenline has not claimed or received any payment under any suretyship granted by any governmental or other public authority which may constitute Public Grants.

5.31	Legal Proceedings. There are no judicial, arbitration or administrative litigations or other proceedings initiated, pending, imminent or intended to which Screenline is, directly or indirectly, a party or which may otherwise result in an obligation or liability of (including, without limitation, a right of recourse of any third party against) Screenline. Within the past five years prior to the date of this Agreement, no proceedings have been finished. The aforesaid shall apply mutatis mutandis to any judicial, arbitration or administrative litigations or other proceedings against managing directors or employees of Screenline arising from or in connection with their occupation with Screenline.

5.32	Product Liability. Screenline has not manufactured, sold, distributed or otherwise delivered for the use of third parties, any product or service in a manner which could give rise to liabilities or other obligations under product liability or warranty or other claims, and no such liabilities or other obligations exist. No third party has asserted any claim against Screenline based on product liability, warranty or any other legal cause arising from or in connection with the manufacturing, sale, distribution or other delivery of any product or service by Screenline.
5.33	Licenses, Concessions and Permits. The operation of Screenline’s business does not require any license, concession or permit of any kind pursuant to the applicable statutory regulations.
5.34	Non-Competition. Screenline is not subject to any non-competition clause or any other restriction of competition, whether contractually or otherwise.
5.35	Compliance with Regulations. Screenline is, and has always been, conducted in full compliance with all applicable Regulations (including with respect to environmental protection, product safety and occupational health and safety). Neither the present business operations of Screenline nor any product or service manufactured, sold, distributed or delivered by them contravene or violate any applicable Regulations.
5.36	Conduct of Business. From beginning of current fiscal year through the Signing Date and until the Effective Date, the business operations of Screenline have been and will be conducted exclusively in the ordinary course of business, with the standard of care of a prudent merchant and consistent with prior practice. In particular, without limitation, Screenline has not
(1)	incurred any obligation or liability, absolute, accrued, to be accrued, contingent or otherwise, whether due or to become due, exceeding the amount of EUR 10,000.00 in the individual case, except for the obligations or liabilities listed in Schedule 5.36(1);

(2)	mortgaged, pledged, transferred or assigned for security purposes or subjected to liens, charges or any other encumbrances any of its tangible or intangible assets - whether to be shown in the balance sheet or not (bilanzierungsfähig) -, in each case except as in accordance with the ordinary course of business and consistent with its prior practice;

(3)	sold, transferred, agreed to transfer, leased to others or otherwise disposed of any of its tangible or intangible assets — whether to be shown in the balance sheet or not -, except for the assets listed in Schedule 5.36(3);

(4)	had any material change in its relations with third parties including its employees, customers, suppliers or any governmental authorities or other public bodies;

(5)	made any change in the rate of salaries, bonuses or other incentives payable to, or paid or agreed or promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance pay to, any managing director or employee of Screenline, except for (i) a salary increase made to

Franziska Backofen in March 2006 in the maximum amount of € 100.00 per month, and (ii) the exchange of the employment agreement of PKay Krieg as described in Section 14.2.

(6)	increased or reduced its respective share capital or issued, sold, transferred or agreed to issue, sell or transfer any shares or other securities, or issued, granted or sold, or agreed to issue, grant or sell, any options, rights or warrants with respect thereto;

(7)	made or agreed to make, any capital expenditures;

(8)	entered into Transactions other than in the ordinary course of business.
5.37	Brokerage etc. Screenline is not under any obligation to pay any brokerage, finder’s fee, commission, advisors’ fee, bonus, extra compensation, severance payment or other incentive to any third party (including, without limitation, managing directors and employees of Screenline) in relation to the execution or consummation of the Agreement.
5.38	Accuracy of Information. All information supplied to Hollywood Media and its advisors by PKay Krieg or Screenline or any advisor of Screenline to Signing Date is complete, correct and not misleading. Any facts relating to Screenline and its business operations, which a prudent merchant would in his reasonable judgment consider important in order to be able to properly evaluate the chances and risks involved in the acquisition of Screenline’s shares, have been fully disclosed to Hollywood Media and its advisors. At the Signing Date, there are no material facts or circumstances which in the future could have a materially adverse effect on Screenline or its business operations, except for general developments of the economy or the market situation, and which are not disclosed in this Agreement.
6.	Remedies

6.1	Restitution in Kind; Damages.
6.1.1	If and to the extent any of the Guaranties set forth in Section 5 is incomplete, incorrect or misleading, PKay Krieg shall put Hollywood Media and/or (in Hollywood Media’s absolute discretion) Screenline within a period of 30 Business Days of written notice by Hollywood Media of such breach of Guaranty in such position as Hollywood Media or Screenline (as the case may be) would have been in had the Guaranty given by PKay Krieg been complete, correct and not misleading (restitution in kind; Naturalrestitution). To the extent that such breach of Guaranty consists in the existence of a liability, Hollywood Media’s right to demand restitution in kind shall include the right to demand a full indemnity with respect to such Guaranty.

6.1.2	If restitution in kind as contemplated in Section 6.1.1 is impossible, or insufficient to fully compensate Hollywood Media, PKay Krieg shall pay monetary damages (Schadenersatz in Geld) to Hollywood Media (and/or, in the Hollywood Media’s absolute discretion, to Screenline). If restitution in kind is fully impossible, such monetary damages shall substitute the restitution in kind; otherwise, monetary damages may be claimed by Hollywood Media in addition to restitution in kind.
6.1.3	If and to the extent that PKay Krieg fails to provide restitution in kind within the period set forth in Section 6.1.1, Hollywood Media shall, in its absolute discretion, in whole or in part and in lieu of its right to demand restitution in kind, have the right to demand that PKay Krieg shall pay monetary damages to Hollywood Media (and/or, in Hollywood Media’s absolute discretion, to Screenline) in such amount as would be necessary to effect the restitution in kind. Until PKay Krieg has fully performed, Hollywood Media may freely modify its claim.
6.1.4	Any claims of Hollywood Media under this Section 6 are heretofore and hereinafter collectively referred to as “Guaranty Claims”, and each of them as a “Guaranty Claim”.
6.2	Exclusion of further Remedies

PKay Krieg and Hollywood Media agree that the Guaranty Claims under this Agreement supersede and replace any statutory buyer’s rights, warranties or guaranties under applicable law, and that the remedies for breach of Guaranties provided for by this Agreement shall be the exclusive remedies available to Hollywood Media or Screenline, as the case may be. Any claims resulting from statutory buyer’s rights, warranties or guaranties are herewith excluded to the extent permitted by law.

6.3	“PKay Krieg’s Best Knowledge”

6.3.1	For the purposes of this Agreement, any fact or circumstance shall be deemed to exist to the “PKay Krieg’s Best Knowledge” whenever a Relevant Person is, was or could have been consciously aware (Kennen oder Kennenmüssen) of such fact or circumstance, including any fact or circumstance the knowledge of which is attributable to PKay Krieg or Screenline under general rules. For the purposes of this Section 6.3, “Relevant Persons” shall include any individual who acts or has acted for PKay Krieg or Screenline in an advisory function in connection with the preparation, negotiation or execution of this Agreement or the transactions contemplated herein (including, without limitation, any attorneys-at-law and tax advisors).
6.3.2	To be “consciously aware” (Kennenmüssen) of facts or circumstances within the meaning of Section 6.3.1 sentence 1 above shall particularly include (but is not limited to) facts or circumstances the respective Relevant Persons would have been aware of if they had thoroughly and diligently selected, instructed or interrogated their staff members, or if any documents, files or records (whether printed, electronic or otherwise) the Relevant Persons had access to in the ordinary fulfillment of their duties were or are available in which such fact or circumstance is or was specifically referred to.
6.4	No Double Relief

All remedies, including the claim for specific performance under this Agreement, shall be cumulative and not alternative, except as expressly agreed to the contrary between the PKay Krieg and Hollywood Media.

6.5	No Quality Guaranties

In the unlikely event that (i) the provisions of Section 5 are, contrary to the intention and explicit understanding of PKay Krieg and Hollywood Media, regarded and construed as quality guaranties concerning the object of the purchase within the meaning of Sections 443, 444 of the German Civil Code by a competent court or arbitration tribunal, and (ii) the limitations of PKay Krieg’s liability contained in Section 6 are regarded, wholly or partially, as contravening Section 444 of the German Civil Code, and (iii) therefore PKay Krieg is refused to invoke and rely on the limitations of PKay Krieg’s liability contained in Section 6, Hollywood Media, having consulted with its counsel, hereby waives the right to assert claims going beyond the limitations of PKay Krieg’s liability provided for herein. PKay Krieg accepts such waiver.

7.	Indemnity

7.1	Definitions

For the purposes of this Agreement, “Tax”/“Taxes” shall mean any taxes within the meaning of Section 3 paras. 1 through 3 of the German Tax Code (Abgabenordnung), charges, duties and levies of any kind including social security contributions and other public law dues and public impositions of any kind imposed by any governmental authority or other public body competent for the imposition of any such Tax (heretofore and hereinafter referred to as the “Tax Authority”) or owed due to Regulations. For the purposes of this Agreement, Taxes shall further include any payments made as party liable for Taxes and payments to any other party pursuant to a tax sharing or indemnity arrangement, as well as any interest and any penalties, additions to tax or additional amounts under applicable law or imposed by a Tax Authority.

7.2	Indemnification

PKay Krieg shall indemnify and hold harmless Hollywood Media and/or, at the Hollywood Media’s discretion, Screenline from and against

(l)	any Taxes unpaid which have been or will be imposed on Screenline attributable based on an “as-if assessment” to the period up to and including or resulting from action taken on or prior to Effective Date;

(2)	any Taxes that will be imposed on Screenline caused by or connected with the purchase and sale of a Lexus IS250 Limousine on 24 February 2006 pursuant to the agreements as attached to this Agreement as Schedule 5.36(1);

(3)	any liability arising from or in connection with any breach of any Guaranty contained in Section 5.29 above.
7.3	Accruals

Any accrual made for Taxes of Screenline in the Financial Statement 2005 may be set and credited against any claim by Hollywood Media under Section 7.2 above provided that such accrual was specifically made for the Tax of Screenline giving rise to such claim.

7.4	Tax Benefit

If any circumstance or event giving rise to a claim under Section 7.2 (1) has given rise to a reduction of any Tax liability on part of Screenline by means of a refund, set-off or reduction of Taxes (hereinafter referred to as the “Tax Benefit”), and if such Tax Benefit would not otherwise have arisen, neither by taking into account any other potential Tax Benefit including any Tax Benefit derived from subsequent assessment periods, the following shall apply: the amount by which such Tax liability which would otherwise have arisen, is reduced (hereinafter referred to as the “Relevant Amount”) shall first be set off against any payment then due on a claim under Section 7.2 (1) and, secondly, to the extent that the Relevant Amount is not already exhausted, against payments to become due in the future on a claim under Section 7.2 (1).

7.5	Exclusion of PKay Krieg’s Liability

PKay Krieg shall not be liable for any Taxes attributable to periods ending prior to or on the Effective Date resulting from any change in the accounting and taxation practices made by Screenline (including methods of submitting taxation returns) introduced after the Effective Date, except if required under mandatory law or by applicable generally accepted accounting principles.

7.6	Additional Profit and Loss

Notwithstanding the provisions set forth in Section 7.2, any additional profit and loss allocations resulting from any tax audit relating to periods ending prior to or on the Effective Date shall not increase or reduce the Consideration as of Section 4 and shall not entitle PKay Krieg to any additional profit distribution.

7.7	Other Indemnity

Furthermore, PKay Krieg shall indemnify and hold harmless Screenline and Hollywood Media from and against any and all liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted, inherited or otherwise) incurred or resulting from occurrences prior to the Effective Date, unless those liabilities or obligations (i) were disclosed, reflected or reserved against in the Financial Statements or (ii) disclosed in Schedule 5.11.

8.	Expiration of Claims/ Limitation of Claims

8.1	Time Limits

All claims of Hollywood Media arising under this Agreement shall be time-barred thirty-six (36) months after the Effective Date. Exempted here from are:
8.1.1	All claims of Hollywood Media arising under Section 7.2 (Tax Indemnity) which shall be time barred twelve (12) months after the date of the final, non-appealable assessment concerning the respective Tax;

8.1.2	all claims of Hollywood Media in respect of liabilities arising from a breach in respect of Sections 5.1 and 5.2 which shall be time barred on the tenth (10th) anniversary of the Effective Date;

8.1.3	all claims of Hollywood Media arising as a result of willful or intentional breaches of PKay Krieg’s obligations under this Agreement which shall be time barred in accordance with the statutory rules in Sections 195, 199 German Civil Code, if not any longer limitation period arises from subsections 8.1.1 and 8.1.2;
     (herein collectively “Time Limitations”).
8.2	Suspension

The expiry period for any claims of Hollywood Media under this Agreement shall be suspended (gehemmt) pursuant to Section 209 German Civil Code as soon as Hollywood Media has notified PKay Krieg in writing that it intends to bring a claim against PKay Krieg. Such suspension shall expire six months from receipt of such notification by PKay Krieg unless Hollywood Media commences judicial proceedings against PKay Krieg within such period. Any statutory provisions concerning the suspension of claims shall remain unaffected.

8.3	Knowledge of Purchaser

The provisions of, and legal principles contained in, Sections 442 of the German Civil Code and 377 of the German Commercial Code shall not apply.

D.	SELLER’S COVENANTS

9.	No Deviation from the Ordinary Course of Business

From Signing Date until Effective Date, PKay Krieg shall procure that Screenline operates its business only in the ordinary course of business, with the standard of care of a prudent merchant and consistent with prior practice and not to deviate from such ordinary course of business.

10.	Liabilities vis-à-vis Screenline

10.1	PKay Krieg shall fulfill and discharge any liabilities vis-à-vis Screenline existing as of the Effective Date irrespective of their due date, in particular but not limited to her liability to pay interests for a shareholders loan to Screenline in the amount of EUR 2,284.00, at the latest on or prior to the Effective Date.

10.2	Also Karl Krieg shall fulfill and discharge any liabilities vis-à-vis Screenline existing as of the Effective Date irrespective of their due date at the latest on or prior to the Effective Date.

11.	Transition of Business

PKay Krieg covenants that Screenline and the Screenline Business are duly transferred over to the Hollywood Media on request of Hollywood Media following the Effective Date, in particular, without limitation, that any information necessary for Hollywood Media is available in order to effect a seamless transition of the Screenline Business.

12.	Damages

PKay Krieg shall — irrespective of any fault on her part (verschuldensunabhängig) — indemnify and hold harmless Hollywood Media and/or, at Hollywood Media’s absolute discretion, Screenline, from and against any and all losses arising out of or in connection with a breach of any of the covenants set forth in this Section D.

E.	NON-COMPETITION, DIRECTOR SERVICE AGREEMENT

13.	Non-Competition Clause

13.1	PKay Krieg shall, for a period of three (3) years from the Effective Date, in any area in which Screenline currently conducts business, not engage in any activity which would, directly or indirectly, compete with or result in competition with such present business operations. PKay Krieg shall not establish or acquire, or acquire shares in, any business or business entity which would, directly or indirectly, compete with the business operations of Screenline. It is understood, however, that PKay Krieg shall be entitled to acquire (i) shares in Hollywood Media and (ii) up to 5 % of the share capital of any corporation listed on a stock exchange, provided that PKay Krieg is excluded from any control over the management of such listed corporation.

13.2	In case of a breach of the covenants set forth in Section 13.1 Hollywood Media may request that PKay Krieg refrains from any such future breaches. In addition, PKay Krieg shall, upon request by Hollywood Media, put Hollywood Media (and/or, in Hollywood Media’s absolute discretion, Screenline) in such position it would be in had the transaction violating such covenants been undertaken for Hollywood Media’s account. In particular, without limitation, any benefits and advantages on part of PKay Krieg taken of the breach of such covenants shall be released and refunded. The claiming of further damages for any losses incurred by Hollywood Media and/or any other company affiliated to Hollywood Media (within the meaning of Section 15 of the German Stock Corporation Act) due to actions prohibited by the aforesaid covenants shall remain unaffected.

14.	Cooperation, Director Service Agreement

14.1	PKay Krieg and Hollywood Media shall cooperate with each other for a reasonable period after the Effective Date to ensure the orderly transition of Screenline’s business to Hollywood Media and to minimize any disruption to the business of Screenline and PKay Krieg shall use her best efforts to execute and deliver or procure to be done, executed and delivered all such further acts, deeds, documents, instruments of conveyance, assignment and transfer and things as may be reasonably necessary to implement the terms of this Agreement.

14.2	PKay Krieg is obliged to remain as managing director (Geschäftsführer) of Screenline at least until 31 May 2009 and has entered prior to Signing Date into the director service agreement (Employment Agreement) with Screenline as set forth in Schedule 14.2(1). This new director service agreement fully and without the right of any compensation of whatsoever, replaced the existing director service agreement of PKay Krieg with Screenline as of 1 June 2006. Furthermore, PKay Krieg as sole shareholder of Screenline resolved by shareholders’ resolution as of 7 June 2006 prior to the signing of this Agreement and as attached as Schedule 14.2(ii) on the following: (i) Waiver of her exemption as managing director from the restrictions of Section 181 German Civil Code (BGB), (ii) affirmation of her right as managing director to represent Screenline solely, (iii) Schedule of Responsibilities (Geschäftsordnung) for PKay Krieg stating all her acts as managing director that require prior approval of the shareholders’ meeting and (iv) the appointment of Rafi Gordon as further managing director of Screenline with the right to represent Screenline solely and not exempted from the restrictions of Section 181 German Civil Code (BGB).
14.3	PKay Krieg guarantees and warrants that — as long as she remains shareholder of Screenline — she will neither resolve by shareholders’ resolution on anything contravening the forgoing resolutions nor on their modification, overruling or rescission and that she will not perform any acts as listed in the Schedule of Responsibilities without prior written approval of Hollywood Media.

F.	ANNOUNCEMENTS, NOTICES, GOVERNING LAW

15.	Restriction of Announcements

PKay Krieg and Karl Krieg undertake that they will not make an announcement or disclosure of information in connection with this Agreement unless required by applicable mandatory law or unless Hollywood Media hereto has given its respective consent to such announcement or disclosure, including the form of such announcement or disclosure, which consents may not be unreasonably withheld and may be subject to conditions. If and to the extent any announcement or disclosure of information regarding the subject matter of this Agreement is to be made under applicable mandatory laws PKay Krieg and Karl Krieg shall not disclose any such information without prior consultation with Hollywood Media.

16.	Notices

All notices and other communications hereunder shall be made in writing and shall be delivered or sent by registered mail or courier to the addresses below or to such other addresses which may be specified by any Party to the other Parties in the future in writing:

If to PKay Krieg:

     Lausitzer Weg 12,
     23617 Stockelsdorf,
     Germany
     If to Karl Krieg:
     Lausitzer Weg 12,
     23617 Stockelsdorf,
     Germany
     If to Hollywood Media:
     2255 Glades Road, Suite 221A
     Boca Raton, Florida 33431 USA
     Attention: Legal Department
     with each a copy to:
     Dr. Ulf Renzenbrink and Dr. Kristian J. Heiser
     Renzenbrink Raschke von Knobelsdorff Heiser
     Wexstrasse 16
     20355 Hamburg
17.	Governing Law/Jurisdiction

17.1	This Agreement shall be governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, except if the applicability of other law is mandatory.

17.2	The courts in Hamburg, Germany, shall have jurisdiction.

G.	MISCELLANEOUS

18.	Costs

All expenses, costs, fees and charges in connection with the transactions contemplated under this Agreement including without limitation, legal services, shall be borne by the Party commissioning the respective costs, fees and charges. All notarial fees incurred with the notarization of this Agreement as well as all official fees charged by the cartel authorities in connection with the merger clearances required under this Agreement shall be borne by PKay Krieg and Hollywood Media in equal amounts. Sections 4.2 and 4.3 remain unaffected.

19.	Schedules

All Schedules to this Agreement or the Reference Deed, respectively, constitute an integral part of this Agreement.

20.	Entire Agreement

This Agreement and the Schedules referred to under Section 19 above comprise the entire agreement between the Parties concerning the subject matter hereof and supersede and replace all oral and written declarations of intention made by the Parties in connection with the contractual negotiations. Changes or amendments to this Agreement (including this Section 20) must be made in writing by the Parties or in any other legally required form, if so required.

21.	Assignment

No Party shall be entitled to assign any rights or claims under this Agreement without the written consent of the other Parties. Hollywood Media, however, may transfer or assign this Agreement or any rights or obligations hereunder to any of its affiliated companies within the meaning of Section 15 et seq. of the German Stock Corporation Act. In the event of such transfer or assignment, Hollywood Media hereby guarantees the performance of the obligation of the transferee or assignee under this Agreement.

22.	Interests

Interest payable under any provision of this Agreement shall be calculated on the basis of actual days elapsed divided by 360.

23.	Business days

Business days (Werktage) (including, for the avoidance of doubt, Saturdays) and banking days (Bankarbeitstage) shall be those prevailing in Frankfurt am Main.

24.	Third Party Rights

This Agreement shall not grant any rights to, and is not intended to operate for, the benefit of third parties unless otherwise explicitly provided for herein.

25.	Headings

In this Agreement the headings are inserted for convenience only and shall not affect the interpretation of this Agreement. English shall be the authoritative language for this Agreement, provided, however, that where a German term has been inserted in quotation marks and/or italics in this Agreement it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.
26.	Severability

In the event that one or more provisions of this Agreement shall, or shall be deemed to, be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be effected thereby. In such case, the Parties hereto agree to recognize and give effect to such valid and enforceable provision or provisions which correspond as closely as possible with the commercial intent of the Parties. The same shall apply in the event that the Agreement contains any gaps (Vertragslücken).

The persons appearing referred to the reference deed dated 7 June 2006 (roll of deeds no. 726/2006, notary Dr. Matthias Kleiser, Hamburg — heretofore and hereinafter referred to as the “Reference Deed”) and declared that they know the content thereof including the schedules. The original of the Reference Deed was present during notarization of this record. The persons appearing waived their right to have the Reference Deed read aloud and to have a copy thereof attached to this record. Hollywood Media herewith ratifies all declarations made by Ms. Madlen Maiwald in the Reference Deed.

PKay Krieg, Karl Krieg and Hollywood Media agree that the schedules to the Reference Deed are the Schedules mentioned in this Agreement, with exception of schedule 5.11 to the Reference Deed with shall be superseded by Schedule 5.11 to this Deed.

This record including Schedule 5.11 was read aloud to the persons appearing by the notary, was approved by the persons appearing and signed by them as follows:

/s/ Paula Kathryn	[ILLEGIBLE]
/s/ Maracin-Krieg

[ILLEGIBLE]
/s/ Matthias Kleiser

NOTARY
[SEAL]